Press Release Exhibit 99.1
Acuity Brands Announces Upcoming Retirement of Dominic J. Pileggi and Ray M. Robinson from the Board of Directors

Atlanta, November 17, 2022 (GLOBE NEWSWIRE) -- The Board of Directors (the “Board”) of Acuity Brands, Inc. (NYSE: AYI) (the “Company”) announced today the retirement of Dominic J. Pileggi and Ray M. Robinson from the Board at the end of their current terms, effective January 25, 2023. As a result, Mr. Pileggi and Mr. Robinson will not stand for reelection at the Company’s upcoming 2023 Annual Meeting.

“On behalf of the Board, I want to thank Dominic and Ray for their outstanding leadership, distinguished service, and valuable counsel. Their guidance has helped shape the strategy and success of our Company,” said Neil M. Ashe, Chairman, President, and Chief Executive Officer, of Acuity Brands. “We are grateful for their expertise and contributions on our Board throughout their respective tenures. We wish them the very best following their retirement.”

Mr. Pileggi joined the Company’s Board in September 2012. During his tenure, he has served on each of the Board's committees, most recently as the Chair of the Compensation and Management Development Committee and a member of the Governance Committee. He served as Chair of the Audit Committee from January 2018 to March 2020.

Mr. Robinson joined the Company’s founding Board in December 2001. During his tenure, he served on each of the Board's committees, most recently as a member of the Audit Committee and Governance Committee. He served as Chair of the Compensation and Management Development Committee from December 2001 to March 2020.

About Acuity Brands

Acuity Brands, Inc. (NYSE: AYI) is a market-leading industrial technology company. We use technology to solve problems in spaces and light, and more things to come. Through our two business segments, Acuity Brands Lighting and Lighting Controls (ABL) and the Intelligent Spaces Group (ISG), we design, manufacture, and bring to market products and services that make a valuable difference in people’s lives.

We achieve growth through the development of innovative new products and services, including lighting, lighting controls, building management systems, and location-aware applications. We achieve customer-focused efficiencies that allow us to increase market share and deliver superior returns. We look to aggressively deploy capital to grow the business and to enter attractive new verticals.

Acuity Brands, Inc. is based in Atlanta, Georgia, with operations across North America, Europe, and Asia. The Company is powered by more than 13,000 dedicated and talented associates. Visit us at www.acuitybrands.com.

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Investor Contact:
Charlotte McLaughlin
Vice President, Investor Relations
(404) 853-1456
investorrelations@acuitybrands.com

Media Contact:
Candace Steele Flippin
Chief Communications Officer
candace@acuitybrands.com